Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: February 2, 2012

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2011 EARNINGS

Southfield, Michigan – February 2, 2012 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $50.0 million, or $1.91 per diluted share, for the three months ended December 31, 2011 compared to consolidated net income of $47.0 million, or $1.69 per diluted share, for the same period in 2010.  For the year ended December 31, 2011, consolidated net income was $188.0 million, or $7.07 per diluted share, compared to consolidated net income of $170.1 million, or $5.67 per diluted share, for the same period in 2010.

Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2011 was $51.3 million, or $1.96 per diluted share, compared to $43.6 million, or $1.57 per diluted share, for the same period in 2010.  For the year ended December 31, 2011, adjusted net income was $194.1 million, or $7.30 per diluted share, compared to adjusted net income of $160.5 million, or $5.35 per diluted share, for the same period in 2010.

Webcast Details

We will host a webcast on February 2, 2012 at 5:00 p.m. Eastern Time to discuss fourth quarter and full year 2011 results.  The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 877-303-2904.  Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance

At the time a consumer loan is submitted to us for assignment, we forecast future expected cash flows from the consumer loan.  Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer-partner at a price designed to achieve an acceptable return on capital.  If consumer loan performance equals or exceeds our original expectation, it is likely our target return on capital will be achieved.

We use a statistical model to estimate the expected collection rate for each consumer loan at the time of assignment.  We continue to evaluate the expected collection rate of each consumer loan subsequent to assignment.  Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast.  By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast.  The following table compares our forecast of consumer loan collection rates as of December 31, 2011, with the forecasts as of September 30, 2011, as of December 31, 2010, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer Loan Assignment Year	December 31, 2011	September 30, 2011	December 31, 2010	Initial Forecast	September 30, 2011	December 31, 2010	Initial Forecast
2002	70.5%	70.5%	70.5%	67.9%	0.0%	0.0%	2.6%
2003	73.7%	73.7%	73.7%	72.0%	0.0%	0.0%	1.7%
2004	73.0%	73.0%	73.0%	73.0%	0.0%	0.0%	0.0%
2005	73.6%	73.6%	73.7%	74.0%	0.0%	-0.1%	-0.4%
2006	70.0%	70.1%	70.2%	71.4%	-0.1%	-0.2%	-1.4%
2007	68.1%	68.1%	67.9%	70.7%	0.0%	0.2%	-2.6%
2008	70.0%	69.9%	69.9%	69.7%	0.1%	0.1%	0.3%
2009	79.4%	79.2%	78.5%	71.9%	0.2%	0.9%	7.5%
2010	76.8%	76.5%	75.8%	73.6%	0.3%	1.0%	3.2%
2011 (1)	73.2%	73.3%	-	72.5%	-0.1%	-	0.7%

(1)
The forecasted collection rate for 2011 consumer loans as of December 31, 2011 includes both consumer loans that were in our portfolio as of September 30, 2011 and consumer loans assigned during the most recent quarter.  The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
2011 Consumer Loan Assignment Period	December 31, 2011	September 30, 2011	Variance
January 1, 2011 through September 30, 2011	73.8%	73.3%	0.5%
October 1, 2011 through December 31, 2011	71.2%	-	-

Consumer loans assigned in 2002, 2003, 2009 and 2010 have yielded forecasted collection results materially better than our initial estimates, while consumer loans assigned in 2006 and 2007 have yielded forecasted collection results materially worse than our initial estimates.  For all other assignment years presented, actual results have been very close to our initial estimates.  For the three months ended December 31, 2011, forecasted collection rates improved for consumer loans assigned during 2009, 2010, and 2011 and were generally consistent with expectations at the start of the period for all other assignment years presented.  For the year ended December 31, 2011, forecasted collection rates improved for consumer loans assigned during 2007, 2009, 2010, and 2011 and declined for consumer loans assigned during 2006.  The forecasted collection rates were generally consistent with expectations at the start of the period for all other assignment years presented.

Forecasting collection rates precisely at loan inception is difficult.  With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.

The following table presents forecasted consumer loan collection rates, advance rates, the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2011.  All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the consumer loan (principal + interest).  The table includes both dealer loans and purchased loans.

	As of December 31, 2011
Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %	% of Forecast Realized (2)
2002	70.5%	42.2%	28.3%	99.6%
2003	73.7%	43.4%	30.3%	99.5%
2004	73.0%	44.0%	29.0%	99.4%
2005	73.6%	46.9%	26.7%	99.2%
2006	70.0%	46.6%	23.4%	98.3%
2007	68.1%	46.5%	21.6%	96.6%
2008	70.0%	44.6%	25.4%	92.0%
2009	79.4%	43.9%	35.5%	82.6%
2010	76.8%	44.7%	32.1%	53.4%
2011	73.2%	45.5%	27.7%	18.0%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

(2)	Presented as a percentage of total forecasted collections.

The risk of a material change in our forecasted collection rate declines as the consumer loans age.  For 2008 and prior consumer loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections.  Conversely, the forecasted collection rates for more recent consumer loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate and the advance rate declined during the 2004 through 2007 period as we increased advance rates during this period in response to a more difficult competitive environment.  During 2008 and 2009, the spread increased as the competitive environment improved, and we reduced advance rates.  In addition, during 2009, the spread was positively impacted by better than expected consumer loan performance.  During 2010 and 2011, the spread decreased as we increased advance rates during this period in an attempt to maximize the amount of economic profit we generate in response to an increase in the amount of capital available to fund new loans.

The following table presents forecasted consumer loan collection rates, advance rates, and the spread (the forecasted collection rate less the advance rate) as of December 31, 2011 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest).

	Consumer Loan Assignment Year	Forecasted Collection %	Advance % (1)	Spread %
Dealer loans	2007	68.0%	45.8%	22.2%
	2008	70.5%	43.3%	27.2%
	2009	79.5%	43.5%	36.0%
	2010	76.8%	44.4%	32.4%
	2011	73.1%	45.1%	28.0%

Purchased loans	2007	68.3%	49.1%	19.2%
	2008	69.1%	46.7%	22.4%
	2009	79.3%	45.4%	33.9%
	2010	76.8%	46.7%	30.1%
	2011	74.0%	49.3%	24.7%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program as a percentage of the initial balance of the consumer loans.  Payments of dealer holdback and accelerated dealer holdback are not included.

The advance rates presented for each consumer loan assignment year change over time due to the impact of transfers between dealer and purchased loans.  Under our portfolio program, certain events may result in dealer-partners forfeiting their rights to dealer holdback.  We transfer the dealer-partner’s consumer loans from the dealer loan portfolio to the purchased loan portfolio in the period this forfeiture occurs.

Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

Consumer Loan Volume

The following table summarizes changes in consumer loan assignment volume in each of the last eight quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2010	11.2%	21.6%
June 30, 2010	22.7%	42.2%
September 30, 2010	26.9%	51.5%
December 31, 2010	37.7%	66.9%
March 31, 2011	36.7%	59.3%
June 30, 2011	28.7%	41.3%
September 30, 2011	28.6%	40.5%
December 31, 2011	25.3%	32.1%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer loan assignment volumes depend on a number of factors including (1) the overall demand for our product, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support.  Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.  Unit and dollar volumes were positively impacted by an increase in active dealer-partners and advance rate increases made during the first and fourth quarters of 2010 and the second and third quarters of 2011.  Dollar volumes were also positively impacted by an increase in the size of the average consumer loan assignment.  While the advance rate increases reduced the return on capital we expect to earn on new assignments, we believe it is very likely the advance increases had a positive impact on economic profit.  Unit volume for the one month ended January 31, 2012 increased by 19.5% as compared to the same period in 2011.

The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	For the Three Months Ended December 31,
	2011	2010	% Change
Consumer loan unit volume	40,482	32,299	25.3%
Active dealer-partners (1)	3,203	2,546	25.8%
Average volume per active dealer-partner	12.6	12.7	-0.8%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

The following table provides additional information on the changes in consumer loan unit volume and active dealer-partners:

	For the Three Months Ended December 31,
	2011	2010	% Change
Consumer loan unit volume from dealer-partners active both periods	30,994	28,971	7.0%
Dealer-partners active both periods	1,943	1,943	-
Average volume per dealer-partners active both periods	16.0	14.9	7.0%

Consumer loan unit volume from new dealer-partners	1,713	1,397	22.6%
New active dealer-partners (1)	382	274	39.4%
Average volume per new active dealer-partners	4.5	5.1	-11.8%

Attrition (2)	-10.3%	-15.0%

(1)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)
Attrition is measured according to the following formula:  decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

Consumer loans are assigned to us as either dealer loans through our portfolio program or purchased loans through our purchase program.  The following table summarizes the portion of our consumer loan volume that was assigned to us as dealer loans:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
Dealer loan unit volume as a percentage of total unit volume	92.6%	91.8%	92.5%	90.9%
Dealer loan dollar volume as a percentage of total dollar volume (1)	90.4%	89.9%	90.4%	88.7%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

For the three months and year ended December 31, 2011, dealer loan unit and dollar volume as a percentage of total unit and dollar volume were generally consistent with the same periods in 2010.

As of December 31, 2011 and 2010, the net dealer loans receivable balance was 85.4% and 79.5%, respectively, of the total net loans receivable balance.

Adjusted Financial Results

Adjusted financial results are provided to help shareholders understand our financial performance.  The financial data below is non-GAAP, unless labeled otherwise.  We use adjusted financial information internally to measure financial performance and to determine incentive compensation.  The table below shows our results following adjustments to reflect non-GAAP accounting methods.  Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” section.  Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures.  These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three months and year ended December 31, 2011, compared to the same periods in 2010, include the following:

	For the Three Months Ended December 31,			For the Years Ended December 31,
(Dollars in thousands, except per share data)	2011	2010	% Change	2011	2010	% Change
Adjusted average capital	$1,512,825	$1,129,721	33.9%	$1,371,102	$1,074,210	27.6%
Adjusted net income	$51,348	$43,639	17.7%	$194,084	$160,488	20.9%
Adjusted interest expense after-tax	$9,490	$7,398	28.3%	$36,059	$30,084	19.9%
Adjusted net income plus interest expense after-tax	$60,838	$51,037	19.2%	$230,143	$190,572	20.8%
Adjusted return on capital	16.1%	18.1%	-11.0%	16.8%	17.7%	-5.1%
Cost of capital	5.8%	6.8%	-14.7%	6.4%	7.2%	-11.1%
Economic profit	$38,889	$31,765	22.4%	$143,143	$112,685	27.0%
GAAP diluted weighted average shares outstanding	26,259	27,865	-5.8%	26,601	29,985	-11.3%
Adjusted net income per diluted share	$1.96	$1.57	24.8%	$7.30	$5.35	36.4%

Economic profit increased 22.4% and 27.0% for the three months and year ended December 31, 2011, respectively, as compared to the same periods in 2010.  Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.  The following table summarizes the impact each of these components had on the increase in economic profit for the three months and year ended December 31, 2011, as compared to the same periods in 2010:

	Year over Year Change in Economic Profit
(In thousands)	For the Three Months Ended December 31, 2011	For the Year Ended December 31, 2011
Increase in adjusted average capital	$10,772	$31,144
Decrease in cost of capital	3,858	12,413
Decrease in adjusted return on capital	(7,506)	(13,099)
Increase in economic profit	$7,124	$30,458

The increase in economic profit for the three months ended December 31, 2011, as compared to the same period in 2010, was the result of the following:

•
An increase in adjusted average capital of 33.9% due to growth in our loan portfolio as a result of increases in active dealer-partners, the size of the average consumer loan assignment, and advance rates.

•	A decrease in our cost of capital of 100 basis points primarily due to a decline in the average cost of equity resulting from a decline in the average 30 year treasury rate.
•	A decrease in our adjusted return on capital of 200 basis points primarily as a result of the following:
•
Finance charges decreased as a percentage of adjusted average capital primarily as a result of a decrease in the yield on our loan portfolio due to higher advance rates on consumer loans assigned in 2010 and 2011.  The decrease in finance charges negatively impacted the adjusted return on capital by 310 basis points.

•
Operating expenses decreased as a percentage of adjusted average capital primarily as a result of decreased support and origination expenses.  The decline in support expenses was mainly due to lower expenses related to information technology and finance activities.  The decline in origination expenses was primarily due to consumer loan unit volume growing at a slower rate than adjusted average capital.  The decrease in operating expenses positively impacted the adjusted return on capital by 120 basis points.

The increase in economic profit for the year ended December 31, 2011, as compared to the same period in 2010, was the result of the following:

•
An increase in adjusted average capital of 27.6% due to growth in our loan portfolio as a result of increases in active dealer-partners, the size of the average consumer loan assignment, and advance rates.

•
A decrease in our cost of capital of 80 basis points primarily due to a decline in the average cost of debt resulting from a reduction in fixed fees as a percentage of average outstanding debt and a change in the mix of our outstanding debt.

•	A decrease in our adjusted return on capital of 90 basis points primarily as a result of the following:
•
Finance charges decreased as a percentage of adjusted average capital primarily as a result of a decrease in the yield on our loan portfolio due to higher advance rates on consumer loans assigned in 2010 and 2011.  The decrease in finance charges negatively impacted the adjusted return on capital by 190 basis points.

•
Operating expenses decreased as a percentage of adjusted average capital primarily as a result of decreased support expenses mainly due to lower expenses related to information technology and finance activities.  The decrease in operating expenses positively impacted the adjusted return on capital by 110 basis points.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	For the Three Months Ended
	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010
Adjusted revenue as a percentage of adjusted average capital	33.2%	33.9%	35.0%	37.9%	38.1%	38.0%	38.7%	37.8%
Operating expenses as a percentage of adjusted average capital	7.6%	7.8%	8.2%	9.3%	9.5%	10.4%	9.3%	10.9%
Adjusted return on capital	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%	17.0%
Percentage change in adjusted average capital compared to the same period in the prior year	33.9%	30.6%	26.0%	19.2%	14.1%	8.7%	6.0%	1.4%

The adjusted return on capital for the three months ended December 31, 2011, as compared to the three months ended September 30, 2011, decreased 30 basis points primarily as a result of a decrease in finance charges as a percentage of adjusted average capital due to lower yields on more recent consumer loan assignments, which was the result of the advance rate increases we made during the fourth quarter of 2010 and the second and third quarters of 2011.

The following tables show how non-GAAP measures reconcile to GAAP measures.  All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate.  Certain amounts do not recalculate due to rounding.

	For the Three Months Ended
(Dollars in thousands, except per share data)	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010
Adjusted net income
GAAP net income	$50,049	$49,960	$44,844	$43,191	$46,980	$42,047	$49,040	$32,010
Floating yield adjustment (after-tax)	810	(449)	2,817	3,822	(10)	(1,526)	(330)	2,349
Program fee yield adjustment (after-tax)	228	33	35	43	49	61	79	115
Loss from discontinued United Kingdom segment (after-tax)	-	-	-	-	-	-	25	5
Adjustment to record taxes at 37% (1)	261	(399)	(344)	(817)	(3,380)	(974)	(7,085)	1,033
Adjusted net income	$51,348	$49,145	$47,352	$46,239	$43,639	$39,608	$41,729	$35,512

Adjusted net income per diluted share	$1.96	$1.88	$1.81	$1.68	$1.57	$1.39	$1.32	$1.12
Diluted weighted average shares outstanding	26,259	26,136	26,111	27,489	27,865	28,452	31,601	31,584

Adjusted revenue
GAAP total revenue	$137,976	$133,739	$129,965	$123,512	$115,433	$111,661	$111,779	$103,262
Floating yield adjustment	1,286	(712)	4,472	6,067	(16)	(2,423)	(524)	3,729
Program fee yield adjustment	361	53	56	67	77	97	125	182
Provision for credit losses	(6,569)	(4,565)	(8,953)	(8,921)	(1,978)	24	(1,782)	(6,433)
Provision for claims	(7,666)	(8,363)	(7,771)	(6,599)	(5,823)	(6,112)	(6,282)	(5,212)
Adjusted revenue	$125,388	$120,152	$117,769	$114,126	$107,693	$103,247	$103,316	$95,528

Adjusted average capital
GAAP average debt	$985,668	$941,531	$918,153	$723,781	$676,978	$645,383	$509,867	$492,069
GAAP average shareholders' equity	516,806	467,290	418,402	476,281	448,825	437,288	553,297	514,364
Floating yield adjustment	10,530	11,139	9,549	6,294	4,280	5,230	5,485	5,619
Program fee yield adjustment	(179)	(244)	(278)	(317)	(362)	(417)	(486)	(583)
Adjusted average capital	$1,512,825	$1,419,716	$1,345,826	$1,206,039	$1,129,721	$1,087,484	$1,068,163	$1,011,469

Adjusted revenue as a percentage of adjusted average capital	33.2%	33.9%	35.0%	37.9%	38.1%	38.0%	38.7%	37.8%

Adjusted interest expense
GAAP interest expense	$15,063	$14,600	$14,950	$12,623	$11,742	$12,038	$12,267	$11,705
Adjustment to record tax effect at 37%	(5,573)	(5,402)	(5,531)	(4,671)	(4,344)	(4,454)	(4,539)	(4,331)
Adjusted interest expense (after-tax)	$9,490	$9,198	$9,419	$7,952	$7,398	$7,584	$7,728	$7,374

	For the Three Months Ended
(Dollars in thousands, except per share data)	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010
Adjusted return on capital
Adjusted net income	$51,348	$49,145	$47,352	$46,239	$43,639	$39,608	$41,729	$35,512
Adjusted interest expense (after-tax)	9,490	9,198	9,419	7,952	7,398	7,584	7,728	7,374
Adjusted net income plus interest expense (after-tax)	$60,838	$58,343	$56,771	$54,191	$51,037	$47,192	$49,457	$42,886

Adjusted return on capital (2)	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%	17.0%

Economic profit
Adjusted return on capital	16.1%	16.4%	16.9%	18.0%	18.1%	17.4%	18.5%	17.0%
Cost of capital (3)	5.8%	6.2%	6.5%	7.1%	6.8%	6.7%	7.7%	7.9%
Adjusted return on capital in excess of cost of capital	10.3%	10.2%	10.4%	10.9%	11.3%	10.7%	10.8%	9.1%
Adjusted average capital	$1,512,825	$1,419,716	$1,345,826	$1,206,039	$1,129,721	$1,087,484	$1,068,163	$1,011,469
Economic profit	$38,889	$36,374	$34,985	$32,895	$31,765	$29,085	$28,799	$23,036

Operating expenses
GAAP salaries and wages	$15,636	$15,929	$15,402	$16,071	$15,034	$16,133	$14,050	$16,110
GAAP general and administrative	7,439	6,044	6,509	5,633	6,762	7,208	5,920	6,542
GAAP sales and marketing	5,752	5,587	5,772	6,409	5,045	4,972	4,834	4,810
Operating expenses	$28,827	$27,560	$27,683	$28,113	$26,841	$28,313	$24,804	$27,462

Operating expenses as a percentage of adjusted average capital	7.6%	7.8%	8.2%	9.3%	9.5%	10.4%	9.3%	10.9%

Percentage change in adjusted average capital compared to the same period in the prior year	33.9%	30.6%	26.0%	19.2%	14.1%	8.7%	6.0%	1.4%

	For the Years Ended December 31,
(In thousands, except per share data)	2011	2010

Adjusted net income
GAAP net income	$188,044	$170,077
Floating yield adjustment (after-tax)	7,000	483
Program fee yield adjustment (after-tax)	339	304
Loss from discontinued United Kingdom segment (after-tax)	-	30
Adjustment to record taxes at 37%	(1,299)	(10,406)
Adjusted net income	$194,084	$160,488

Adjusted net income per diluted share	$7.30	$5.35
Diluted weighted average shares outstanding	26,601	29,985

Adjusted average capital
GAAP average debt	$892,283	$581,074
GAAP average shareholders' equity	469,695	488,444
Floating yield adjustment	9,379	5,154
Program fee yield adjustment	(255)	(462)
Adjusted average capital	$1,371,102	$1,074,210

Adjusted interest expense
GAAP interest expense	$57,236	$47,752
Adjustment to record tax effect at 37%	(21,177)	(17,668)
Adjusted interest expense (after-tax)	$36,059	$30,084

Adjusted return on capital
Adjusted net income	$194,084	$160,488
Adjusted interest expense after-tax	36,059	30,084
Adjusted net income plus interest expense after-tax	$230,143	$190,572

Adjusted return on capital (2)	16.8%	17.7%

Economic profit
Adjusted return on capital	16.8%	17.7%
Cost of capital (3)	6.4%	7.2%
Adjusted return on capital in excess of cost of capital	10.4%	10.5%
Adjusted average capital	$1,371,102	$1,074,210
Economic profit	$143,143	$112,685

(1)
The adjustment for the three months ended June 30, 2010 is primarily related to the reversal of reserves for uncertain tax positions and associated interest as a result of the completion of the IRS audit during the period, which reduced our effective tax rate under GAAP.

(2)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(3)
The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30 year treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Dec. 31, 2011	Sept. 30, 2011	Jun. 30, 2011	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010
Average 30 year treasury rate	3.0%	3.8%	4.4%	4.5%	4.1%	3.8%	4.4%	4.6%
Adjusted pre-tax average cost of debt	6.1%	6.2%	6.5%	7.0%	6.9%	7.5%	9.6%	9.5%

	For the Years Ended December 31,
	2011	2010
Average 30 year treasury rate	3.9%	4.2%
Adjusted pre-tax average cost of debt	6.4%	8.2%

Floating Yield Adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently.  To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.

The finance charge revenue we will recognize over the life of the loan equals the cash inflows from our loan portfolio less cash outflows to acquire the loans.  Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan.  With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage.  Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense.  The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time.  The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.

We believe adjusted earnings, which include the floating yield adjustment, are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.

Cautionary Statement Regarding Forward-Looking Information

We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws.  These forward-looking statements represent our outlook only as of the date of this release.  Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties.  Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A to our Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on February 24, 2011, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:

•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	A violation of the terms of our asset-backed secured financing facilities or revolving secured warehouse facilities could have a materially adverse impact on our operations.

•
The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•
Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•
Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.

•	Our operations are dependent on technology.

•	Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealer-partners in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•
Our Chairman and founder controls a significant percentage of our common stock, has the ability to control matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•
Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations.  We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history.  Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Revenue:
Finance charges	$122,384	$103,583	$460,622	$388,050
Premiums earned	10,824	8,083	40,019	32,659
Other income	4,768	3,767	24,551	21,426
Total revenue	137,976	115,433	525,192	442,135
Costs and expenses:
Salaries and wages	15,636	15,034	63,038	61,327
General and administrative	7,439	6,762	25,625	26,432
Sales and marketing	5,752	5,045	23,520	19,661
Provision for credit losses	6,562	1,819	28,956	10,037
Interest	15,063	11,742	57,236	47,752
Provision for claims	7,666	5,823	30,399	23,429
Total costs and expenses	58,118	46,225	228,774	188,638
Income from continuing operations before provision for income taxes	79,858	69,208	296,418	253,497
Provision for income taxes	29,809	22,228	108,374	83,390
Income from continuing operations	50,049	46,980	188,044	170,107
Loss from discontinued United Kingdom operations	-	-	-	(30)
Net income	$50,049	$46,980	$188,044	$170,077

Net income per share:
Basic	$1.92	$1.72	$7.15	$5.79
Diluted	$1.91	$1.69	$7.07	$5.67

Income from continuing operations per share:
Basic	$1.92	$1.72	$7.15	$5.79
Diluted	$1.91	$1.69	$7.07	$5.67

Loss from discontinued United Kingdom operations per share:
Basic	$-	$-	$-	$-
Diluted	$-	$-	$-	$-

Weighted average shares outstanding:
Basic	26,022	27,351	26,302	29,393
Diluted	26,259	27,865	26,601	29,985

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)	As of December 31,
	2011	2010
	(Unaudited)
ASSETS:
Cash and cash equivalents	$4,657	$3,792
Restricted cash and cash equivalents	104,679	66,536
Restricted securities available for sale	810	805

Loans receivable (including $4,949 and $9,031 from affiliates as of December 31, 2011 and December 31, 2010, respectively)	1,752,891	1,344,881
Allowance for credit losses	(154,318)	(126,868)
Loans receivable, net	1,598,573	1,218,013

Property and equipment, net	18,472	16,311
Income taxes receivable	506	12,002
Other assets	30,901	26,056
Total Assets	$1,758,598	$1,343,515

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$95,858	$75,297
Revolving secured line of credit	43,900	136,700
Secured financing	599,281	300,100
Mortgage note	4,288	4,523
Senior notes	350,378	244,344
Deferred income taxes, net	123,449	108,077
Income taxes payable	1,493	-
Total Liabilities	1,218,647	869,041

Shareholders' Equity:
Preferred stock, $.01 par value, 1,000 shares authorized, none issued	-	-
Common stock, $.01 par value, 80,000 shares authorized, 25,624 and 27,304 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	256	273
Paid-in capital	38,801	30,985
Retained earnings	500,888	443,326
Accumulated other comprehensive income (loss)	6	(110)
Total Shareholders' Equity	539,951	474,474
Total Liabilities and Shareholders' Equity	$1,758,598	$1,343,515

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	For the Years Ended December 31,
	2011	2010
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$188,044	$170,077
Adjustments to reconcile cash provided by operating activities:
Provision for credit losses	28,956	10,037
Depreciation	4,145	4,437
Amortization	5,904	6,643
Loss on retirement of property and equipment	28	65
Loss on impairment of software	-	1,362
Provision for deferred income taxes	15,309	13,863
Stock-based compensation	1,881	4,127
Change in operating assets and liabilities:
Increase (decrease) in accounts payable and accrued liabilities	20,737	(730)
Decrease (increase) in income taxes receivable	11,496	(8,046)
Increase in income taxes payable	1,493	-
Increase in other assets	(2,345)	(1,137)
Net cash provided by operating activities	275,648	200,698
Cash Flows From Investing Activities:
(Increase) decrease in restricted cash and cash equivalents	(38,143)	15,920
Purchases of restricted securities available for sale	(532)	(1,063)
Proceeds from sale of restricted securities available for sale	76	2,111
Maturities of restricted securities available for sale	454	1,256
Principal collected on loans receivable	996,927	785,947
Advances to dealer-partners	(1,152,537)	(786,909)
Purchases of consumer loans	(122,197)	(100,430)
Accelerated payments of dealer holdback	(47,411)	(32,629)
Payments of dealer holdback	(85,184)	(44,220)
Net decrease in other loans	886	207
Purchases of property and equipment	(6,334)	(3,440)
Net cash used in investing activities	(453,995)	(163,250)
Cash Flows From Financing Activities:
Borrowings under revolving secured line of credit	2,384,900	1,097,900
Repayments under revolving secured line of credit	(2,477,700)	(1,058,500)
Proceeds from secured financing	1,164,500	327,700
Repayments of secured financing	(865,319)	(432,197)
Principal payments under mortgage note and capital lease obligations	(235)	(559)
Proceeds from sale of senior notes	106,000	243,738
Payments of debt issuance costs	(8,370)	(15,171)
Repurchase of common stock	(130,886)	(202,247)
Proceeds from stock options exercised	2,921	2,903
Tax benefits from stock-based compensation plans	3,401	610
Net cash provided by (used in) financing activities	179,212	(35,823)
Effect of exchange rate changes on cash	-	(3)
Net increase in cash and cash equivalents	865	1,622
Cash and cash equivalents, beginning of period	3,792	2,170
Cash and cash equivalents, end of period	$4,657	$3,792

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$51,360	$42,548
Cash paid during the period for income taxes	$76,458	$81,750

CREDIT ACCEPTANCE CORPORATION
SUMMARY FINANCIAL DATA

Loans Receivable

A summary of changes in Loans receivable is as follows:

	(Unaudited)
(In thousands)	For the Year Ended December 31, 2011
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$1,082,039	$262,842	$1,344,881
New consumer loan assignments (1)	1,152,537	122,197	1,274,734
Principal collected on loans receivable	(843,100)	(153,827)	(996,927)
Accelerated dealer holdback payments	47,411	-	47,411
Dealer holdback payments	85,184	-	85,184
Transfers (2)	(15,493)	15,493	-
Write-offs	(3,055)	(433)	(3,488)
Recoveries	1,902	80	1,982
Net change in other loans	(886)	-	(886)
Balance, end of period	$1,506,539	$246,352	$1,752,891

(In thousands)	For the Year Ended December 31, 2010
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$869,603	$297,955	$1,167,558
New consumer loan assignments (1)	786,909	100,430	887,339
Principal collected on loans receivable	(632,616)	(153,331)	(785,947)
Accelerated dealer holdback payments	32,629	-	32,629
Dealer holdback payments	44,220	-	44,220
Transfers (2)	(17,807)	17,807	-
Write-offs	(3,043)	(143)	(3,186)
Recoveries	2,318	124	2,442
Net change in other loans	(207)	-	(207)
Currency translation	33	-	33
Balance, end of period	$1,082,039	$262,842	$1,344,881

(1)
The dealer loans amount represents advances paid to dealer-partners on consumer loans assigned under our portfolio program.  The purchased loans amount represents one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.

(2)
Under our portfolio program, certain events may result in dealer-partners forfeiting their rights to dealer holdback.  We transfer the dealer-partner’s outstanding dealer loan balance to purchased loans in the period this forfeiture occurs.

A summary of changes in the Allowance for credit losses is as follows:

	(Unaudited)
(In thousands)	For the Year Ended December 31, 2011
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$113,227	$13,641	$126,868
Provision for credit losses	29,638	(682)	28,956
Write-offs	(3,055)	(433)	(3,488)
Recoveries	1,902	80	1,982
Balance, end of period	$141,712	$12,606	$154,318

(In thousands)	For the Year Ended December 31, 2010
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$108,792	$8,753	$117,545
Provision for credit losses	5,130	4,907	10,037
Write-offs	(3,043)	(143)	(3,186)
Recoveries	2,318	124	2,442
Currency translation	30	-	30
Balance, end of period	$113,227	$13,641	$126,868